Exhibit 99.1

7961 Shaffer Parkway Suite 5 Littleton, CO 80127 Phone: 720-981-1185 Fax: 720-981-1186	Trading Symbol: VGZ Toronto and NYSE MKT Stock Exchanges

NEWS

Vista Gold Corp. Announces Positive Preliminary Economic Assessment for Guadalupe de los Reyes Project Indicating an After-Tax Net Present Value of $57.3 Million

Denver, Colorado, March 4, 2013 - Vista Gold Corp. (“Vista” or the “Corporation”) (NYSE MKT and TSX: VGZ) today announced the positive results of a Preliminary Economic Assessment (“PEA”) for its Guadalupe de los Reyes gold/silver project in Sinaloa, Mexico.  The PEA evaluates the potential viability of a 1,500 tonne per day (540,000 tonne per annum) processing facility.  Highlights of the PEA include:

•                  Payable production of 327,681 ounces of gold and 4.39 million ounces of silver over a 11 year mine life, including average payable production of 35,031 ounces gold and 253,223 ounces silver over the first five years;

•                  Ore processed through a 1,500 tonne per day (“tpd”) plant;

•                  Gold and silver recoveries of 93% and 83% respectively, through a conventional CIL recovery circuit;

•                  Gold-equivalent cash costs of $631 per ounce over the life of mine, including average gold-equivalent cash costs of $568 per ounce over the first five years;

•                  Initial capital costs of $88.9 million and life of mine capital costs of $124.3 million, including a 30% contingency; and

•                  After-tax NPV8% of $57.3 million, Internal Rate of Return (“IRR”) of 21%, and capital payback of 3.6 years using gold and silver prices of $1,480 and $28 per ounce, respectively.

Vista’s President and CEO, Fred Earnest, commented, “This Preliminary Economic Assessment demonstrates the potential for a small but profitable project with low estimated initial capital requirements.  This PEA contemplates mining material within the current identified resource estimate, located in the lower-grade, near-surface stockwork zones.  Meanwhile, our exploration efforts from last year continued to identify the potential for high gold grades and bonanza silver grades at depth.  The completion of the PEA culminates a successful step in the evaluation of Guadalupe de los Reyes which we believe represents an interesting opportunity to potentially initiate operations with a small-scale open pit mining operation that would provide cash flow from operations to continue exploring for high-grade mineralization at depth.”

Mr. Earnest went on to comment, “We have completed and published the results of this PEA as we indicated to the market we would do last year; however our focus remains on completing the preliminary feasibility study on the Mt. Todd project. For the remainder of 2013, Vista’s expenditures on the Guadalupe de los Reyes project will be restricted to property holding costs and community support initiatives, as the Company remains primarily focused on the continued evaluation of the Mt. Todd project.”

Notes on the Guadalupe de los Reyes Preliminary Economic Assessment

The Guadalupe de los Reyes PEA was completed by TetraTech MM, Inc. of Golden, Colorado, pursuant to Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”).  The PEA was completed by or under the supervision of Edwin C. Lips P.E., Dr. Rex Bryan, Vicki Scharnhorst P.E. and Erik Spiller, each independent Qualified Persons (as defined in NI 43-101).  Mr. Lips, Dr. Bryan and Mr. Spiller have reviewed and approved the technical and scientific information contained in this press release.  Previous technical reports contain extensive geologic and technical information related to the deposit, on which this estimate relies.  The last technical report was filed on SEDAR on November 29, 2012 and is entitled “Technical Report Resource of Guadalupe de los

Reyes Gold silver Project — Sinaloa, Mexico” and was issued on November 5, 2012.  We expect to file on SEDAR a technical report for the Preliminary Economic Assessment within 45 days of this press release.

The PEA summarized in this news release is intended to provide only an initial review of the Guadalupe de los Reyes gold/silver project’s potential and is preliminary in nature.  The PEA includes inferred resources that are considered to be too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the PEA will be realized.

Project Economics

The following table provides details of the Guadalupe de los Reyes gold/silver project’s estimated economics at variable gold price assumptions.

		Gold/Silver Price Assumptions
Financials @ 8% discount rate	Units	$1,184 / $22.40	$1,332 / $25.20	$1,480 / $28 (Base Case)	$1,628 / $30.80	$1,776 / $33.60
Average Gold Cash Cost	US$/oz	631	631	631	631	631
After-Tax NPV	US$M	10.9	34.1	57.3	80.3	103.3
IRR (After-Tax)%		11	16	21	25	29
Payback (After-Tax)	Years	6.0	4.0	3.6	3.4	3.2

Project Concept

The Guadalupe de los Reyes gold/silver project, as currently envisioned, consists of five small open pits within the Guadalupe de los Reyes system, all located within approximately 2.5km of each other.  Conventional open pit methods are recommended for mining the five deposits.

The deposits are typical of a low sulfidation epithermal system with mineralization occurring in westward dipping structural zones that range from a few meters to tens of meters in thickness.  The gold occurs as microscopic-sized, free to quartz-encapsulated electrum associated with silver sulfides.  Historic metallurgic testwork focused on heap leach recovery methods; however Vista believes that finer grind size through milling could lead to better recoveries.  Vista’s testwork has focused on gold extraction under a conventional mill and CIL circuit and has resulted in an estimated average gold recovery of 93% and a range of silver recoveries, dependent on the specific deposit tested.

Mill throughput is assumed to be 1,500 tonnes per day or 540,000 tonnes per year.  With this assumed production rate, the mine life would be approximately 11 years, with 5.5 million tonnes of material processed.  The mine would have an overall strip ratio of 11.7 tonnes of waste rock per tonne of economic mineralized rock.  Gold accounts for approximately 80% of the value of the payable metals with silver accounting for the balance.

Mineral Resources

The mineral resources utilized in this PEA were announced in November 2012 and are presented in a separate technical report that was filed on November 29, 2012.  Those mineral resources are summarized in the table below.

Resource Classification	Metric Tonnes	Gold Grade (grams Au/t)	Silver Grade (grams Ag/t)	Contained Gold Ounces	Contained Silver ounces
Indicated	6,842,238	1.73	28.71	380,323	6,315,407
Inferred	3,246,320	1.49	34.87	155,209	3,639,163

The mineral resource estimate is reported at a cutoff grade of 0.50 grams of gold per tonne, the same cut-off grade as the Company’s previous estimate on the project.

Capital Costs

Capital costs estimates are based on Q4 2012, un-escalated U.S. dollars and are summarized in the table below.

Area	Detail	Pre-Production ($, millions)	Sustaining ($, millions)	Total ($, millions)
Direct Costs	Mine	8.2	6.7	14.8
	Mill	36.7	—	36.7
	Tailings	6.5	15.5	22.0
	Infrastructure	12.3	—	12.3
Mine Closure		—	5.0	5.0
Owner Costs		4.8	—	4.8
Capex Without Contingency		68.4	27.2	95.6
Contingency (30% applied to all)		20.5	8.2	28.7
Total Capex Estimate with Contingency		88.9	35.4	124.3

Minor rounding differences may exist

Operating Costs

Operating cost estimates are based on Q4 2012 un-escalated U.S. dollars and are summarized in the table below.

	Unit Cost Estimate
Item	$/t Mined	$/t Milled	Operating Cost $/Au-Eq oz
Mining	1.31	16.61	223
Processing		23.48	315
General & Administrative		1.50	20
Environmental		0.50	7
Total (without silver credits)		42.06	564

Minor rounding errors may exist

Annual Production

The annual production estimates and mine material movement schedule is summarized in the following table.  Pre-production stripping requirements are minimal and mostly associated with the initial construction activities.  The stripping ratio varies by pit and pit sequencing has been designed to minimize total material movement in the early years of the project.  Significant increases in grade are expected in the bottom benches of the North and South San Miguel pits which results in increased estimated metal production in years four and ten of the project.

Year	Material Milled	Gold Grade	Contained Gold	Silver Grade	Contained Silver	Waste	Strip Ratio
	(kt)	(g/t)	(kozs)	(g/t)	(kozs)	(kt)
-1	2	1.69	0.11	16.79	1.08	895	447.5
1	540	1.89	32.79	12.35	214.42	2,698	5.0
2	540	1.89	32.79	12.35	214.42	2,698	5.0
3	540	1.89	32.79	12.35	214.42	2,698	5.0
4	540	3.51	60.93	34.20	593.84	3,592	6.7
5	540	1.69	29.35	16.79	291.51	4,058	7.5
6	540	1.69	29.35	16.79	291.51	4,058	7.5
7	540	1.69	29.35	16.79	291.51	4,058	7.5
8	540	1.48	25.67	26.31	456.83	4,635	8.6
9	540	1.57	27.22	38.43	667.19	7,479	13.9
10	540	2.54	44.08	99.51	1,727.57	15,444	28.6
11	104	2.54	8.49	99.51	332.72	12,215	117.5
Total/Avg	5,506	1.99	352.90	29.92	5,297.01	64,561	11.7

Exploration Upside

Vista’s 2011-2012 exploration program was designed to confirm the existing resource and test the potential for higher gold and silver grades at depth.  The minimal amount of deep drilling conducted by the Company together with historical records indicate that the stockwork of the low sulfidation epithermal vein system that is the host for the deposits evaluated in the PEA consolidate into high-grade vein systems with widths that could be mined by underground mining methods.  The Company believes there is a possibility that with time and the appropriate exploration expenditures, a high-grade underground-mineable resource could potentially be developed.

About Vista Gold Corp.

Vista is focused on the development of the Mt. Todd gold project in Northern Territory, Australia, to achieve its goal of becoming a gold producer. Vista is advancing exploration on its Guadalupe de los Reyes gold/silver project in Mexico and has granted Invecture Group, S.A. de C.V. a right to earn a 62.5% interest in the Los Cardones (formerly named Concordia) gold project in Mexico. Vista’s other holdings include the Awak Mas gold project in Indonesia and the Long Valley gold project in California. For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com.

For further information, please contact Connie Martinez at (720) 981-1185.

Cautionary Note to U.S. Investors Concerning Estimates of Mineral Resources

The United States Securities and Exchange Commission (“SEC”) limits disclosure for U.S. reporting purposes to mineral deposits that a company can economically and legally extract or produce. This press release uses the terms “Measured resources,” “Indicated resources,” “Measured & Indicated resources” and “Inferred resources.”  We advise U.S. investors that while these terms are Canadian mining terms as defined in accordance with NI 43-101, such terms are not recognized under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Mineral resources in these categories have a great amount of uncertainty as to their economic and legal feasibility. “Inferred resources” have a great amount of uncertainty as to their existence and, under Canadian regulations, cannot form the basis of a pre-feasibility or feasibility study, except in limited circumstances. Further this press release contains a discussion of estimates of mine economics and recoveries on the basis of preliminary economic assessment.  These estimates are preliminary in nature and may not occur as anticipated or estimated, if at all.  The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant “reserves” as in-place tonnage and grade, without reference to unit measures. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and all necessary permits and government approvals must be filed with the appropriate governmental authority. U.S. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into SEC Industry Guide 7 reserves.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of Canadian securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, including such things as, estimated payable production, anticipated processing rates and tonnage, expected recovery rates, anticipated life of mine, average cash costs, expected capital and operating costs, life of mine costs, expected After Tax NPV, IRR and capital payback, the mine production schedule, strip ratios, estimates of resources, potential for high grade gold and bonanza silver grades, the potential for a small-scale open pit mine, cash flow from such operations funding continued exploration, the potential results of continued exploration, and Vista’s goal of becoming a gold producer, and other such matters are forward-looking statements and forward-looking information.  The material factors and assumptions used to develop the forward-looking statements and forward-looking information contained in this press release include the following: our approved business plans, exploration, assay and metallurgic test results, mineral resource and reserve estimates, results of preliminary economic assessments, pre-feasibility studies and feasibility studies on our projects, if any, gold and silver prices, cut off grades, processing recovery rates, mine plans and production scheduling, process and infrastructure design and implementation, accuracy of estimated operating and capital costs, reliability of sampling and assay data, representativeness of mineralization and accuracy of metallurgical testwork,.  When used in this press release, the words “optimistic,” “confident,” “potential,” “indicate,” “expect,” “intend,” “hopes,” “believe,” “may,” “will,” “if,” “anticipate,” “goal, “ and similar expressions are intended to identify forward-looking statements and forward-looking information.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, uncertainty of resource and reserve estimates; estimates of recovery rates and grinding capacity; estimates of results based on such resource and reserve estimates; risks relating to PEA being preliminary in nature and actual mining methods, expected costs and returns/recoveries differing materially from expected results described in the PEA; risks relating to cost increases for capital and operating costs; risks relating to delays in the completion of technical studies on our projects; risks of shortages and fluctuating costs of equipment or supplies; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; potential effects on our operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; as well as those factors discussed under the headings “Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s latest Annual Report on Form 10-K as filed on March 14, 2012 and the Company’s Amendment 1 to its Annual Report filed on April 5, 2012 and other documents filed with the SEC and Canadian securities regulatory authorities.  Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended.  Except as required by law, we assume no obligation to publicly update any forward-looking statements or forward-looking information; whether as a result of new information, future events or otherwise.